UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 3, 2014

CANCER GENETICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35817	04-3462475
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Route 17 North 2nd Floor, Rutherford, New Jersey		07070
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (201) 528-9200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 3, 2014, the board of directors (the “Board”) of Cancer Genetics, Inc. (the “Company”) appointed John Pappajohn to serve as the Chairman of the Board, a position previously held by Dr. Raju S.K. Chaganti, effective January 6, 2014. As compensation for serving as the Chairman of the Board, the Company will pay Mr. Pappajohn $100,000 per year and will grant to Mr. Pappajohn, subject to the approval by the Company’s stockholders of a new equity incentive plan or the amendment of the Company’s existing equity incentive plan, 25,000 restricted shares of the Company’s common stock, and options to purchase an aggregate of 100,000 shares of the Company’s common stock. The options will have a term of ten years from the date on which they are granted. The restricted stock and the options will each vest in two equal installments on the one year anniversary and the two year anniversary of the date on which Mr. Pappajohn becomes the Chairman of the Board. The exercise price of the options will be equal to the fair market value of the Company’s common stock at the close of The Nasdaq Capital Market on the date on which Mr. Pappajohn becomes the Chairman of the Board.

Dr. Chaganti will continue to serve as a director and scientific consultant of the Company and will continue to oversee the Company’s Scientific Advisory Board.

In addition, on January 3, 2014, the Hon. Tommy Thompson notified the Company of his resignation from the Board, effective January 6, 2014. Gov. Thompson was a member of the Audit Committee of the Board. Gov. Thompson’s decision to resign was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

As described above, the following exhibit is furnished as part of this report:

Exhibit 99.1 – Press release, dated January 6, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANCER GENETICS, INC.

By:	/s/ Elizabeth A. Czerepak
Name:	Elizabeth A. Czerepak
Title:	Chief Financial Officer

Date: January 6, 2014

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release, dated January 6, 2014.